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                                                                    Exhibit 10.3


                              EMPLOYMENT AGREEMENT

                  AGREEMENT made as of January 1, 1997, between Penton Publishing, Inc., a Delaware corporation (the "Company"), and Daniel J. Ramella ("Executive").

                  In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  1. Employment. The Company shall employ Executive, and Executive accepts continued employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 5 hereof (the "Employment Period").

                  2. Position and Duties.

                  (a) During the Employment Period, Executive shall serve as the chief operating officer of the Company and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to the power of the board of Directors of the Company (the "Board") or the Chairman and Chief Executive Officer of the Company to expand or limit such duties, responsibilities and authority, either generally or in specific instances. Executive shall have the title President of the Company, subject to the power of the Board to change such title from time to time. During the Employment Period, Executive shall also serve as a director of the Company for so long as the Board nominates him to that position and he is elected to it, and as a director of any affiliate of the Company designated by the Board for so long as the Board causes him to be elected to such position.

                  (b) Executive shall report to the Chairman and Chief Executive Officer of the Company.

                  (c) During the Employment Period, Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods, reasonable periods of illness or other incapacity, and, provided such activities do not have more than a de minimis effect on Executive's performance of his duties under this Agreement, participation in charitable and civic endeavors and management of Executive's personal investments and business interests) to the business and affairs of the Company and the business and affairs of any subsidiary or affiliate. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

                  (d) Executive shall perform his duties and responsibilities principally in the Cleveland metropolitan area, and shall not be required to travel outside that area any more extensively than he has done in the past in the ordinary course of the business of the Company.


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                  3. Compensation and Benefits.

                  (a) Salary. The Company agrees to pay Executive a salary during the Employment Period, in semi-monthly installments. Executive's initial salary shall be $330,000 per annum. Executive's salary may be increased by the Board from time to time.

                  (b) Bonus(es). The Board may, in its sole discretion, award a bonus to Executive for any calendar year during the Employment Period.

                  (c) Expense Reimbursement. The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses. Executive acknowledges that under the company's current air travel reimbursement policy, reimbursement is limited to coach fare (plus Executive's cost of any upgrade certificates used to upgrade to first class) on travel within the United States and is limited to business class fare on travel to and from foreign cities.

                  (d) Standard Executive Benefits Package. In addition to the salary and any bonus(es) payable to Executive pursuant to this paragraph, Executive shall be entitled during the Employment Period to participate, on the same basis as other executives of the Company, in the Company's Standard Executive Benefits Package. The Company's "Standard Executive Benefits Package" means those benefits (including insurance, vacation, company car or car allowance and/or other benefits) for which substantially all of the executives of the Company are from time to time generally eligible, as determined from time to time by the Board.

                  (e) Additional Benefits. In addition to participation in the Company's Standard Executive Benefits Package pursuant to this paragraph, Executive shall be entitled during the Employment Period to:

                  (i) additional term life insurance coverage in an amount equal to Executive's salary; but only if and so long as such additional coverage is available at standard rates from the insurer providing term life insurance coverage under the Standard Executive Benefits Package or from a comparable insurer acceptable to the Company;

                  (ii) supplementary long-term disability coverage in an amount which will increase maximum covered annual compensation to $330,000 and the maximum monthly payments to $18,333; but only if and so long as such supplementary coverage is available at standard rates from the insurer providing long-term disability coverage under the Standard Executive Benefits Package or a comparable insurer acceptable to the Company; and

                  (iii) participation in the Pittway Corporation Supplemental Executive Retirement Plan (the "SERP"), effective January 1, 1996, a copy of which, as currently


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                           in effect, is attached hereto as Exhibit A, except
                           that the beginning date for accrual of a benefit shall be January 1, 1997.

                  (f) Indemnification. With respect to Executive's acts or failures to act during the Employment Period in his capacity as a director, officer, employee or agent of the Company, Executive shall be entitled to indemnification from the Company, and to liability insurance coverage (if any), on the same basis as other directors and officers of the Company.

                  4. Adjustments. Notwithstanding any other provision of this Agreement, it is expressly understood and agreed that if there is a significant reduction in the level of the business to which Executive's duties under this Agreement relate, or if all or any significant part of such business is disposed of by the Company and/or its subsidiaries or affiliates during the Employment Period but Executive thereafter remains an employee of the Company, the Board may make adjustments in Executive's duties, responsibility and authority, and in Executive's compensation, as the Board deems appropriate to reflect such reduction or disposition.

                  5. Employment Period.

                  (a) Except as hereinafter provided, the Employment Period shall continue until, and shall end upon, the third anniversary of the date hereof.

                  (b) On each anniversary of the date hereof which precedes Executive's sixty-fifth birthday by more than two years, unless the Employment Period shall have ended early pursuant to (c) below or either party shall have given the other party written notice that the extension provision in this sentence shall no longer apply, the employment period shall be extended for an additional calendar year (unless Executive's sixty-fifth birthday occurs during such additional calendar year, in which event the Employment Period shall be extended only until such birthday). In no event shall the Employment Period be extended beyond the Executive's sixty-fifth birthday except by mutual written agreement of the Company and Executive.

                  (c) Notwithstanding (a) and (b) above, the Employment Period shall end early upon the first to occur of any of the following events:

                  (i)      Executive's death;

                  (ii) Executive's retirement upon or after reaching age 65 ("Retirement");

                  (iii) the Company's termination of Executive's employment on account of Executive's having become unable (as determined by the Board in good faith) to regularly perform his duties hereunder by reason of illness or incapacity for a period of more than six (6) consecutive months ("Termination for Disability");

                  (iv) the Company's termination of Executive's employment for Cause ("Termination for Cause");


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                  (v)      the Company's termination of Executive's employment
                           other than a Termination for Disability or a Termination for Cause ("Termination without Cause");

                  (vi) Executive's termination of Executive's employment for Good Reason, by means of advance written notice to the Company at least thirty (30) days prior to the effective date such termination identifying such termination as a Termination by Executive for Good Reason ("Termination by Executive for Good Reason") (it being expressly understood that Executive's giving notice that the extension provision in the first sentence of paragraph 5(b) hereof shall no longer apply shall not constitute a "Termination by Executive for Good Reason"); provided that if the Good Reason identified in such notice is the Good Reason set forth in paragraph 5(e)(ii) hereof, the Company may, at its option, defer the effective date of such termination for up to ninety (90) additional days; or

                  (vii) Executive's termination of Executive's employment for any reason other than Good Reason, by means of advance written notice to the Company at least one hundred twenty (120) days prior to the effective date of such termination identifying such termination as a Termination by Executive with Advance Notice ("Termination by Executive with Advance Notice") (it being expressly understood that Executive's giving notice that the extension provision in the first sentence of paragraph 5(b) hereof shall no longer apply shall not constitute a "Termination by Executive with Advance Notice").

                  (d)      For purposes of this Agreement, "Cause" shall mean:

                  (i) the commission by Executive of a felony or a crime involving moral turpitude;

                  (ii)     the commission by Executive of a fraud;

                  (iii) the commission by Executive of any act involving dishonesty or disloyalty with respect to the Company or any of its subsidiaries or affiliates which harms or damages any of them to any extent;

                  (iv) conduct by Executive that brings the Company or any of its subsidiaries or affiliates into substantial public disgrace or disrepute;

                  (v) gross negligence or willful misconduct by Executive with respect to the Company or any of its subsidiaries or affiliates;

                  (vi) repudiation of this Agreement by Executive or Executive's abandonment of his employment with the Company (it being expressly understood that a Termination by Executive for Good Reason or a Termination by Executive


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                           with Advance Notice shall not constitute such a
                           repudiation or abandonment);

                  (vii) breach by Executive of any of the agreements in paragraph 8 hereof; or

                  (viii) any other breach by Executive of this Agreement which is material and which is not cured within thirty (30) days after written notice thereof to Executive from the Company.

                  (e) For purposes of this Agreement, "Good Reason" shall mean:

                  (i) a reduction by the Company in Executive's salary to an amount less than "Executive's Reference Salary" (i.e., Executive's initial salary or, in the event the Employment Period has been extended pursuant to paragraph 5(b) hereof, Executive's salary on the date on which the most recent such extension occurred); or

                  (ii) the Company's giving notice that the extension provision in the first sentence of paragraph 5(b) hereof shall no longer apply; or

                  (iii) any breach by the Company of this Agreement which is material and which is not cured within thirty (30) days after written notice thereof to the Company from Executive.

                  6. Post-Employment Period Payments.

                  (a) If the Employment Period ends on the date on which (without any extension thereof) it is then scheduled to end pursuant to paragraph 5 hereof, or if the Employment Period ends early pursuant to paragraph 5 hereof for any reason, Executive shall cease to have any rights to salary, bonus (if any), expense reimbursements or benefits other than: (i) any salary which has accrued but is unpaid, and any reimbursable expenses which have been incurred but are unpaid, and any unexpired vacation days which have accrued under the Company's vacation policy, but are unused as of the end of the Employment Period, (ii) (but only to the extent provided in the SERP or any other benefit plan in which Executive has participated as an employee of the Company) any plan benefits which by their terms extend beyond termination of Executive's employment, (iii) any benefits to which Executive is entitled under the Consolidated Omnibus Reconciliation Act of 1985, as amended ("COBRA") and
(iv) any other amount(s) payable pursuant to the succeeding provisions of this paragraph 6.

                  (b) If the Employment Period ends pursuant to paragraph 5 hereof on Executive's sixty-fifth birthday, or if the Employment Period ends early pursuant to paragraph 5 hereof on account of Executive's death, Retirement or Termination for Disability, the Company shall make no further payments to Executive except as contemplated in (a)(i), (ii) and (iii) above.

                  (c) If the Employment Period ends early pursuant to paragraph 5 hereof on account of Termination for Cause, the Company shall pay Executive an amount equal to that


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Executive would have received as salary (based on Executive's salary then in effect) had the Employment Period remained in effect until the later of the effective date of the Company's termination of Executive's employment or the date thirty days after the Company's notice to Executive of such termination.

                  (d) If the Employment Period ends early pursuant to paragraph 5 hereof on account of a Termination without Cause or a Termination by Executive for Good Reason, the Company shall pay to Executive amounts equal to the amounts Executive would have received as salary (based on Executive's salary then in effect or, if greater, Executive's Reference Salary) had the Employment Period remained in effect for a period of twenty-four (24) months after the last day of the month in which the Employment Period ends, at the times such amounts would have been paid (in the event Executive is entitled during the payment period to any payments under any disability benefit plan or the like in which Executive has participated as an employee of the Company, less such payments); provided, however, that in the event of Executive's death during the payment period, the Company shall pay any such subsequent amounts to Executive's estate (or such person or persons as Executive may designate in a written instrument signed by him and delivered to the Company prior to his death) or, if so elected by the payee(s) by written notice to the Company within the period of sixty (60) days after the date of Executive's death, a lump sum amount equivalent to the discounted present value of such amounts, discounted at the publicly announced reference rate for commercial lending of Bank of America Illinois in effect at the date of notice to Company of such election, with said amount to be paid on a date no later than thirty (30) days following the date of notice to the Company of such election. In addition, the Company shall reimburse Executive (net after taxes on the receipt of such reimbursement) for any premiums paid by Executive for health insurance provided to Executive (for Executive and his dependents) by the Company subsequent to the end of the Employment Period pursuant to the requirements of COBRA as in effect on the date of this Agreement. It is expressly understood that the Company's payment obligations under this subparagraph (d) shall cease in the event Executive breaches any of his agreements in paragraph 7 or 8 hereof.

                  (e) If the Employment Period ends early pursuant to paragraph 5 hereof on account of a Termination by Executive with Advance Notice, the Company shall make no further payments to Executive except as contemplated in subparagraph (a), clauses (i), (ii) and (iii) above.

                  7. Confidential Information. Executive acknowledges that the information, observations and data obtained by him while employed by the Company pursuant to this Agreement, as well as those obtained by him while employed by the Company or any of its subsidiaries or affiliates or any predecessor thereof prior to the date of this Agreement, concerning the business or affairs of the Company or any of its subsidiaries or affiliates or any predecessor thereof (unless and except to the extent the foregoing become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act, "Confidential Information") are the property of the Company or such subsidiary or affiliate. Therefore, Executive agrees that he shall not disclose any Confidential Information without the prior written consent of the Chairman and Chief Executive Officer of the Company unless and except to the extent that such disclosure is (i) made in the ordinary course of Executive's performance of his duties under this Agreement or (ii) required by any subpoena or other legal process (in which event Executive will give the Company prompt notice of such subpoena or other legal process in order to permit the Company to seek


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appropriate protective orders), and that he shall not use any Confidential
Information for his own account without the prior written consent of the Chairman and Chief Executive Officer of the Company. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, work product or the business of the Company or any of its subsidiaries or affiliates which he may then possess or have under his control.

                  8. Non-Compete, Non-Solicitation.

                  (a) Executive acknowledges that in the course of his employment with the Company pursuant to this Agreement he will become familiar, and during the course of his employment by the Company or any of its subsidiaries or affiliates or any predecessor thereof prior to the date of this Agreement he has become familiar, with trade secrets and customer lists of and other confidential information concerning the Company and its subsidiaries and affiliates and predecessors thereof and that his services have been and will be of special, unique and extraordinary value to the Company.

                  (b) Executive agrees (i) that during the Employment Period he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or in any other corporation or enterprise or otherwise, engage in or be engaged in, the business-to-business publishing business or any other business then actively being conducted by the Company or any of its subsidiaries or affiliates, and (ii) that for two years after the Employment Period he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or in any other corporation or enterprise or otherwise, assist Reed-Elsevier PLC, Chilton Company (a division of Capital Cities/ABC, Inc.), CMP Publications, Inc. or any subsidiary or affiliate of any of them or any successor or assignee of any of them, in engaging or being engaged in the business activity of publishing a magazine or electronic media product that directly competes with any magazine or electronic media product then being published by, conducting a trade show that directly competes with any trade show then being conducted by, or creating or disseminating any other product that competes directly with any product then being created or disseminated by, the Company or any of its subsidiaries or affiliates.

                  (c) Executive further agrees that during the Employment Period and for two years thereafter he shall not in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries or affiliates to quit or abandon his employ.

                  (d) Nothing in this paragraph 8 shall prohibit Executive from being: (i) a stockholder in a mutual fund or a diversified investment company or
(ii) a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

                  (e) If, at the time of enforcement of this paragraph, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be


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substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

                  9. Enforcement. Because Executive's services are unique and because Executive has access to Confidential Information and work product, the parties hereto agree that the Company would be damaged irreparably in the event any of the provisions of paragraph 8 hereof were not performed in accordance with their specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such non-performance or breach. Therefore, the Company or its successors or assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

                  10. Executive Representations. Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

                  11. Survival. Paragraphs 7 and 8 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

                  12. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

                  Notices to Executive:

                  Mr. Daniel J. Ramella
                  2204 Land's End Lane
                  Westlake, OH  44145

                  Notices to the Company:

                  Mr. Thomas L. Kemp
                  Chairman and Chief Executive Officer
                  Penton Publishing, Inc.
                  1100 Superior Avenue
                  Cleveland, OH  44114

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or mailed.


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                  13. Severability. Whenever possible, each provision of this
Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                  14. Payment of Certain Costs and Expenses.

                  (a) Prevailing Party's Litigation Expenses. In the event of litigation between the Company and Executive related to this Agreement, the non-prevailing party shall reimburse the prevailing party for any costs and expenses (including without limitation attorneys' fees) reasonably incurred by the prevailing party in connection therewith.

                  (b) Change of Control of Company. Without limiting the generality of subparagraph (a) above, in the event that there is a Change of Control of the Company, if the Company thereafter wrongfully withholds from Executive any amount payable to Executive pursuant to this Agreement or the SERP and Executive obtains a final judgment against the Company for such amount, the Company shall reimburse Executive for any costs and expenses (including without limitation attorneys' fees) reasonably incurred by Executive in obtaining such judgment and shall pay Executive interest on the amount of each such cost or expense from the date of payment thereof by Executive to the date of reimbursement by the Company at a floating rate per annum equal to the publicly announced reference rate for commercial lending of Bank of America Illinois in effect from time to time. For purposes of the foregoing, a "Change of Control of the Company" will be deemed to have occurred if, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, a person or group other than
(i) Pittway or (ii) one or more members of the Harris Group (as currently defined in Pittway Corporation's Restated Certificate of Incorporation, as amended) becomes the beneficial owner of stock of Pittway Corporation possessing a majority of the voting power under ordinary circumstances with respect to the election of directors.

                  15. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understanding, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

                  16. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

                  17. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any of his or its rights or delegate any of his or its obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to: (i) Pittway or any subsidiary or affiliate thereof in the event all or any substantial part


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of the business to which Executive's duties under this Agreement relate are transferred thereto and (ii) any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company's assets; in each case provided such transferee or successor assumes the liabilities of the Company hereunder.

                  18. Choice of Law. This Agreement shall be governed by the internal law, and not the laws of conflicts, of the State of Ohio.

                  19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                          PENTON PUBLISHING, INC.



                                          By /s/ Thomas L. Kemp
                                             -------------------------------
                                                   Thomas L. Kemp
                                                   Chairman and CEO


                                          /s/ Daniel J. Ramella
                                          ----------------------------------
                                          DANIEL J. RAMELLA



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